UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2014

DORAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31579	66-0312162
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: 787-474-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Doral Financial Corporation (“Doral”) currently carries on its balance sheet tax receivables from the Puerto Rico Government. Certain tax receivables in the amount of $226 million reflecting certain prior year tax over-payments as agreed to by the Department of Treasury under a closing agreement dated March 26, 2012 (the “2012 Closing Agreement”).

Doral’s insured bank subsidiary, Doral Bank, has been advised by the Federal Deposit Insurance Corporation (the “FDIC”) that it may no longer include in its calculation of its Tier 1 Capital some or all of the tax receivables from the Government of Puerto Rico. Puerto Rico tax receivables accounted for $289 million of the bank’s approximately $679 million of Tier 1 Capital at December 31, 2013. The FDIC’s determination will cause Doral Bank to no longer be in compliance with its capital requirements under its Consent Order with the FDIC. Pursuant to the Consent Order Doral Bank is not permitted to accept, renew, or roll over any brokered deposits unless it has been granted a brokered deposit waiver by the FDIC. In conversations with the FDIC, the FDIC indicated that until such time as Doral Bank provides revised capital calculations that incorporate this & adjusts the FDIC would not consider granting Doral Bank waivers to accept brokered deposits. At April 21, 2014, brokered deposits accounted for approximately 18% of the total funding of Doral’s operations. Doral has been working to reduce its reliance on brokered deposits and one of the goals of its current business plan is to eliminate its reliance on brokered deposits. Doral Bank believes that as part of its capital plan it must seek immediate financial support from equity and debt holders and/or external sources.

Under the terms of its Consent Order dated August 8, 2012 issued by the FDIC, in the event any capital ratio falls below the minimum required by the Consent Order, Doral Bank is required to either (i) increase capital in an amount sufficient to comply with the capital ratios as set forth in Doral Bank’s approved capital plan, or (ii) submit to the FDIC a contingency plan for the sale, merger, or liquidation of Doral Bank in the event the primary sources of capital are not available within 120 days. Doral also expects that it may have to submit a new capital plan to the Federal Reserve Bank of New York (“FRBNY), Doral’s primary regulatory authority, for approval.

Subsequent to entering into the 2012 Closing Agreement, Doral included the Puerto Rico Government tax receivables as Tier 1 capital at Doral Bank without objection by the FDIC and the FRBNY until this recent determination by the FDIC and Office of the Commissioner of Financial Institutions. Accordingly, Doral continues to believe Puerto Rico Government tax receivables may properly be included in Doral Bank’s Tier 1 capital. Doral will be meeting with its regulators to address and to seek to mutually resolve the outstanding issues while preserving its appeal rights as appropriate.

On April 15, 2014 Doral received a letter from the Puerto Rico Department of Treasury (“Hacienda”) requesting Doral to provide information to prove that Doral made actual tax payments to Hacienda that are the subject of the 2012 Closing Agreement pursuant to which the Government of Puerto Rico agreed to pay back to Doral its tax over-payments. In addition to the request for information Hacienda asserted that it did not understand the basis upon which Doral would be due a tax refund of $229,884,087 because the refund was due to “accounting” losses versus actual tax payments. On April 23, 2014 Doral responded to the letter from Hacienda and provided copies of tax payments made of approximately $155,634,626 which together with interest entitled Doral under Puerto Rico tax law as of the 2012 Closing Agreement to a refund of $232,089,728.

Doral also explained in its response to Hacienda how Hacienda used the accounting basis of the deferred tax asset held by Doral as recorded in its financial statements to negotiate a lower refund payment than the tax refund that was actually due pursuant to Puerto Rico tax law. In addition, Doral notified Hacienda that the 2012 Closing Agreement expressly provided that it would constitute a violation of the agreement if Hacienda sought to reopen negotiations concerning the tax refund due to Doral. Hacienda sent a copy of its letter to Doral to the Office of the Commissioner of Financial Institutions of Puerto Rico and Doral sent a copy of its response to Hacienda to its principal regulators, the FDIC, the FRBNY and the Office of the Commissioner of Financial Institutions.

Doral is developing a revised capital plan for regulatory approval. Doral currently projects it can continue to finance its operations at least through the remainder of 2014 without the use of additional brokered deposits as Doral currently has other sources of liquidity. Nonetheless, unless Doral can effectuate a capital plan (which would include a recapitalization and restructuring of Doral) that complies with regulatory requirements (1) Doral’s financial condition and results of operations will be materially and adversely affected, (2) Doral may not be able to effectuate the recapitalization and restructuring plans that Doral believes are necessary to comply with regulatory requirements or Doral does effectuate such plans that Doral can restructure and recapitalize its balance sheet and businesses on terms that will preserve the value of its outstanding debt and equity, (3) Doral may not be able to obtain on an ongoing basis an unqualified opinion of Doral’s independent auditors, and (4) Doral’s regulators may take additional regulatory action against Doral . For additional risks see Doral’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed by Doral with the Securities and Exchange Commission on March 21, 2014.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, as amended. In addition, Doral may make forward-looking statements in its other press releases, filings with the SEC or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to Doral’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, delinquency trends, market risk and the impact of general economic conditions, interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal or regulatory proceedings, tax legislation and tax rules, deferred tax assets and related reserves, compliance and regulatory matters and new accounting standards and guidance on Doral’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent Doral’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions.

Doral cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral’s expectations of future conditions or results and are not guarantees of future performance. Doral does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond Doral’s control. Risk factors and uncertainties that could cause Doral’s actual results to differ materially from those described in forward-looking statements can be found in Doral’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 21, 2014 and is available on Doral’s website at www.doralbank.com, as updated from time to time with Doral’s periodic and other reports filed and to be filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: May 1, 2014	By:	/s/ Glen R. Wakeman
	Name:	Glen R. Wakeman
	Title:	President & CEO